Exhibit 99.2

CONSENT OF PERSON ABOUT TO BECOME A DIRECTOR

                Pursuant to §230.438 of Regulation C promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to his being named in the Proxy Statement/Prospectus, which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of a subsidiary of Old Second Bancorp, Inc. (“Old Second”) with and into HeritageBanc, Inc., as a person who is expected to become a director of Old Second upon the consummation of such merger.  As of the effective time of the Registration Statement, the undersigned will not be a member of the Board of Directors of Old Second and will not be required to sign the Registration Statement.

December 18, 2007	/s/ John Ladowicz
John Ladowicz